Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-136253

TERM SHEET FOR FIXED RATE NOTES

Dated August 3, 2006

Issuer:	FedEx Corporation

Significant Guarantors:	Federal Express Corporation, FedEx Ground Package System, Inc., FedEx Freight Corporation, FedEx Freight East, Inc. and FedEx Kinko’s Office and Print Services, Inc.

Size:	$500,000,000

Maturity:	August 15, 2009

Coupon (Interest Rate):	5.50%

Price to public:	99.749% of principal amount

Yield to maturity:	5.591%

Benchmark Treasury:	4.875% Notes due 5/09

Spread to Benchmark Treasury:	0.67%

Benchmark Treasury Spot and Yield:	99-28 (4.921%)

Interest Payment Dates:	February 15 and August 15 of each year, commencing February 15, 2007

Make Whole Redemption:	T + 10 basis points

Settlement:	T+3; August 8, 2006

Format:	SEC Registered (No. 333-136253)

Ratings:	Baa2; stable BBB; positive

Book-Running Managers:	Banc of America Securities LLC J.P. Morgan Securities Inc. SunTrust Capital Markets, Inc.

Co-Managers:

Citigroup Global Markets Inc.

Merrill Lynch, Pierce Fenner & Smith Incorporated

Daiwa Securities America Inc.

Greenwich Capital Markets, Inc.

KBC Financial Products USA, Inc.

KeyBanc Capital Markets, a Division of McDonald Investments Inc.

Scotia Capital (USA) Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.